Exhibit 99.1
News from

FOR IMMEDIATE RELEASE
Contacts: Kris Matula, Executive Vice President
and Chief Financial Officer
901-320-8588
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

BUCKEYE ANNOUNCES NEW BOARD MEMBER

MEMPHIS, TN April 28, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that Ms. Virginia Wetherell has been elected to serve as a member of the Company’s Board of Directors effective May 1, 2006. The election of Ms. Wetherell increases the size of the Buckeye Board of Directors from nine members to ten and increases the number of independent Directors from five to six.

Ms. Wetherell is President of Wetherell Consulting, Inc., a Tallahassee, Florida based firm which provides consulting and lobbying services. Prior to establishing Wetherell Consulting, Inc., Ms. Wetherell served as Secretary of the Department of Environmental Protection for the State of Florida. In that capacity, she was the Chief Environmental Officer for Florida and had the responsibility for managing 4,300 employees and a $1.4 billion budget. Previously she had served as a State Representative in the Florida House of Representatives.

Ms. Wetherell received her undergraduate education at Auburn University and holds a
M.S. degree from Jacksonville State University. She has been active in numerous state and national organizations having served as Vice Chair of the Governor’s Commission for a Sustainable South Florida and as a Director of the Tallahassee, Florida Memorial Hospital Foundation and the American Cancer Society.

Buckeye Chairman, David B. Ferraro, stated, “We are pleased that Ms. Wetherell has agreed to join the Buckeye Board of Directors. She brings a wealth of experience in both industry and governmental matters, and we feel she will be a valuable contributor to our Company’s future success.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.